UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

A. Schulman, Inc. issued the following press release.
A. SCHULMAN URGES STOCKHOLDERS TO ELECT THE COMPANY’S EXPERIENCED
AND QUALIFIED SLATE OF DIRECTORS
- Says to Reject Ramius’ Conflicted and Beholden Director Nominees -
- PROXY Governance Supports Company’s Slate -
- Company Rejects Recommendations from ISS and Glass Lewis -
AKRON, Ohio, January 7, 2008 – A. Schulman Inc. (Nasdaq: SHLM) today reiterated its recommendation that stockholders reelect new CEO and current Board member, Joseph M. Gingo, as well as independent directors James A. Karman, James A. Mitarotonda, and independent Board nominee, Stanley W. Silverman to the Board at the Company’s January 10, 2008 Annual Meeting of Stockholders. A. Schulman also commented on the recent proxy advisory reports issued by PROXY Governance, Glass Lewis and Institutional Shareholder Services (ISS).
THE COMPANY URGES STOCKHOLDERS TO VOTE FOR THE COMPANY’S NOMINEES BY
SUBMITTING THE WHITE PROXY CARD BY INTERNET, TELEPHONE OR MAIL TODAY.
PROXY Governance
Lead independent director of the Company, Will Holland, said: “We are very pleased that PROXY Governance has recommended in favor of our slate of directors and recognized A. Schulman’s willingness to work constructively with our institutional stockholders to effect change at the Company. PROXY Governance has acknowledged that the Board has gone through tremendous transformations over the past several years and is absolutely committed to delivering profitable growth with a heightened sense of urgency. Our fourth quarter 2007 and recently announced first quarter results are proof that our initiatives are working.
“Since 2005 we have added two additional directors sponsored by the activist hedge fund, Barington Capital Group LP, as well as adding two more independent directors approved by Barington. All four of these additions occurred while Barington and Ramius were partners. We have a healthy and open dialogue among the independent directors on our transformed Board and are confident that they will continue to challenge management and provide guidance for the strategic initiatives currently underway. The addition of two activist-supported and conflicted Board members running on a single platform of “sell the company” will derail the current turn-around plan and could jeopardize the progress made to date just as we are beginning to see results. Further, having representatives of two opposing activist groups could cause grid-lock in the Boardroom.”
In its January 4, 2008 report supporting the Company’s slate of Directors, PROXY Governance urged shareholders to support new CEO Joe Gingo and the Company’s independent Board:
–	“...we recognize that the board has undergone significant turnover in the last three years.”

–	“...we believe that the reconstituted board, as well CEO Gingo’s approach to the company’s current challenges, warrant shareholder support at this time.”

–	“...we are not convinced that these [Ramius’] criticisms continue to apply to the new board.”

–	“New CEO Gingo is candid about the challenges facing the company, and adamant that its direction must be infused with a new sense of urgency and open-mindedness.”

–	“...we are concerned about the possible additional disruption that his [Mr. Gingo’s] failure to gain re-election at the annual meeting could cause.”
ISS
“We are very disappointed by ISS’ January 4, 2008 recommendation and believe it is driven by a flawed and incomplete analysis,” commented Mr. Holland. “The Company rejects the ISS recommendation and notes that the report contains multiple inaccuracies and extremely misleading commentary and conclusions.”
–	ISS INACCURACY #1: “We do not believe that the presence of the dissidents on the board would materially disrupt any ongoing restructuring process and/or strategic process.”

THE TRUTH: The reality is that if Ramius’ nominees are elected to the Board, four of the Board seats would be held by activist shareholders since the Board already includes Mr. Mitarotonda from Barington and Mr. McManus, who was nominated by Barington. Ramius and Barington were acting together in their investment in the Company until March 2007, when they announced their independence from each other. A. Schulman has been working successfully and cooperatively with Barington to look at all options to enhance long-term shareholder value, and the Company believes the termination of the relationship between the two activists was the result of Ramius’ dissatisfaction with this cooperative approach and its preference for a quick sale of the Company. Further, the termination of the Barington/Ramius relationship demonstrates that they have different agendas. These different views would likely result in dissension and distraction on the Board that may paralyze the Company’s ability to continue to make the changes that are already delivering significant shareholder value.

–	ISS INACCURACY #2: Ramius’ nominees are independent.

THE TRUTH: Ramius’ nominees are conflicted and are being compensated to do Ramius’ bidding. Ramius has promised its nominees a profit sharing payment, payable when Ramius exits its holding in A. Schulman, thereby motivating Ramius’ nominees to push for a quick sale of the Company. In addition, Messrs. Meyer and Caporale have a previous business relationship having worked together at Ply Gem Industries, Inc., a vinyl siding business (which has no relevant application to A. Schulman’s line of business), leading to further concerns about their ability to operate independently from each other. A. Schulman’s nominees will continue the Board’s work to create immediate value for shareholders through ongoing restructuring efforts, considering all external opportunities that would deliver exceptional value for shareholders, and pursuit of longer-term strategic initiatives that maximize shareholders’ investment.

–	ISS INACCURACY #3: “We would have liked to see the company or the board’s nominating committee conducting an extensive external and internal search for a new CEO to ensure that the best candidate is selected for the job.”

THE TRUTH: The Company responded to the need to identify a new and experienced CEO quickly who would be able to act with the sense of urgency required to drive forward all strategic initiatives. A. Schulman identified a highly-qualified candidate, Mr. Gingo, who has both the institutional knowledge of the Company needed to maintain momentum and the turn around and international experience necessary to act effectively to improve profitability and drive growth.
–	ISS INACCURACY #4: “The Company announced that it adopted a 100 day plan. However, the plan does not disclose any predefined metrics against which shareholders could benchmark the company’s performance.”

THE TRUTH: A. Schulman has had a set of metrics in place since April 2007, which Mr. Gingo and his 100 day plan will continue to be measured against, namely: cash flow, return on investment, net income and total shareholder return.

–	ISS INACCURACY #5: “We also note that the plan includes some of the initiatives suggested by the Ramius analysis...These initiatives suggest that the company has been reactive.”

THE TRUTH: A. Schulman is not merely reactive, but rather has been responsive, open and willing to maintain a healthy dialogue with its shareholders. The Company has worked cooperatively with activist investor Barington Capital and shown willingness to add a Ramius representative to the Board. Why should the Company be criticized for listening and taking action?

–	ISS INACCURACY #6: “ISS recommends that shareholders vote FOR the expansion of the board to include the two dissident nominees and the removal of incumbent director James Karmen.”

THE TRUTH: Shareholders are not able to vote on expansion of the Board and voting for both dissident nominees would result in A. Schulman CEO Joseph Gingo being removed from the Board, causing significant disruption and a likely breakdown of communication between management and the Board at a critical time.

–	ISS INACCURACY #7: “...Joseph M. Gingo, the company CEO, is an insider on the Compensation and Nominating & Corporate Governance committees. Note that our policy provides that shareholder withhold votes from Joseph M. Gingo for standing as an insider on the Compensation and Nominating committees.”

THE TRUTH: Upon commencement of his employment as CEO on January 1, 2008, Mr. Gingo resigned his positions on these committees, a fact that had been communicated to ISS during the Company’s discussions but was unfortunately ignored by ISS, further reflecting the incomplete analysis conducted in this situation.
Mr. Holland continued, “We warn stockholders that Ramius’ nominees are focused only on Ramius’ own interests as evidenced by the fact that both Messrs. Caporale and Meyer would receive a compensation bonus when Ramius exits its holding in A. Schulman. These two Board nominees have no Company or real industry knowledge and have not agreed to go through the Company’s Governance Committee’s review process to confirm their independence. We are convinced that Ramius’ nominees are incented to simply do Ramius’ bidding rather than act in the interest of all shareholders. Further, we believe Ramius’ single-minded agenda will only distract from the Board’s focus and undermine the CEO and the Board’s ability to deliver immediate results.”

Glass Lewis
“We firmly oppose Glass Lewis’ split vote recommendation in its December 24, 2007 report and firmly believe the Company’s full slate is the right team to guide A. Schulman. Our Board nominees provide the necessary balance of experience and fresh perspective, with 11 of 12 Board seats being held by independent directors and five of these directors joining the Board since 2005. We also note that the Glass Lewis recommendation is impractical as voting for even one of Ramius’ nominees would prohibit our stockholders from voting for more than two of A. Schulman’s experienced and highly-qualified directors,” stated Mr. Holland.
While disagreeing with Glass Lewis’ split vote recommendation, the Company agrees with Glass Lewis’ report expressing doubt about Ramius’ ability to effect change at the Company. Specifically, the report noted the following:
–	“...we find that the Dissident [Ramius] has failed to present a substantive plan for improvement, other than advocating a sale of the company.”

–	“We make this recommendation knowing that the presence of this nominee [Lee Meyer] may not result in immediate operational improvements.”
Glass Lewis also acknowledged the significant steps the Company has taken to improve corporate governance and address stockholder concerns:
–	“In addition, we note that the Company has recently taken actions that we believe will be beneficial for the Company and its stockholders, including restructuring efforts, the appointment of a new CEO, and corporate governance improvements (redemption of a poison pill and appointment of a lead independent director). The Company has also agreed to form a special committee to consider strategic alternatives, including a potential sale of the Company.”
THE COMPANY URGES STOCKHOLDERS TO MAKE THE RIGHT DECISION AND
SUPPORT THE COMPANY’S SLATE, WHICH IS COMMITTED TO
DELIVERING VALUE FOR ALL SHAREHOLDERS.
A. Schulman CEO Joseph M. Gingo said: “I am confident that the Company is poised for a turn-around, capitalizing on the restructuring efforts implemented to date and those changes that I intend to make in order to drive profitable growth. Ramius claims to be offering stockholders an alternative; however, they are not offering a new or different strategy for A. Schulman – or in fact any strategy at all except to sell the Company – and a vote for any of its nominees would simply distract from the Company’s ongoing successful efforts to transform our business and result in a Board dominated by two differing activist agendas.”
Mr. Holland continued: “An entirely independent Special Committee of the Board is in the process of reviewing all external strategic alternatives for the Company, proactively addressing Ramius’ stockholder proposal. We reject Ramius’ assertion that we are not committed to this process and reaffirm that we are fully engaged in identifying all value creating opportunities for A. Schulman. Clearly, Ramius is in this for short-term gain at the expense of achieving the greater value the Company and stockholders will realize from moving forward with both the implementation of our current strategy and a thorough review of external opportunities.”
“We have always maintained an open dialogue with our outside stockholders, including Ramius’ one-time partner, Barington Capital. In fact, we have attempted to resolve this hostile proxy contest in a manner responsive to stockholder interests, but Ramius remains unwilling to do so. Instead, they are insisting on carrying out a costly proxy fight that benefits no one and potentially jeopardizes our gains to date. We are already proactively addressing each of the issues they have raised,” concluded Mr. Holland.
THE COMPANY URGES STOCKHOLDERS TO VOTE FOR THE COMPANY’S NOMINEES BY
SUBMITTING THE WHITE PROXY CARD BY INTERNET, TELEPHONE OR MAIL TODAY.
If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of proxy materials, please call Georgeson, which is assisting A. Schulman with the proxy solicitation, at 877-668-1646.
# # #
Contacts
Paul DeSantis
CFO and Treasurer of A. Schulman Inc.
330-666-3751
Nina Devlin/Giovanna Konicke
Brunswick Group
212-333-3810
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at http://www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
- end -